EXHIBIT 99

TREDEGAR DOWNSIZING FILM PRODUCTS FACILITY IN LAKE ZURICH, IL

RICHMOND, VA--(BUSINESS WIRE)--July 7, 2015 – Tredegar Corporation (NYSE:TG) announced that Tredegar Film Products will downsize its manufacturing facility in Lake Zurich, Illinois. The facility, which currently employs 134 people, is expected to downsize over the next two years as products are transferred to other film products manufacturing facilities.
Mary Jane Hellyar, president of Tredegar Film Products, said: “This was a difficult decision to make, and we regret the impact that it will have on our employees in Lake Zurich; in particular, I want to recognize their dedication and significant contributions to Films. While our intent has been to generate sufficient new business to maintain all of our domestic plants, the reality is that we see most of our growth coming from markets outside of North America, and we expect this trend to continue.”
Ms. Hellyar added: “We have made significant capacity investments in developing markets to better meet our customers’ demands for local supply. As we reduce Films’ footprint in the U.S., we will be transferring most of Lake Zurich’s volume to our other manufacturing facilities over the next two years. Lake Zurich’s capability for elastic laminates and certain elastics films will remain operational. We will work closely with our customers to ensure that they receive the quality and service they have come to expect from Tredegar.”
Among the top global leaders in the plastic films industry, Tredegar Film Products manufactures plastic films, elastics, and laminate materials for the personal care, electronic display, flexible packaging, lighting and other specialty film markets. With a global R&D structure and locations throughout North America, Europe, Asia, and South America, Tredegar Film Products provides local support and innovative solutions to meet our customers’ needs. Additional information regarding Tredegar Film Products is available at www.tredegarfilms.com.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2014 sales of $952 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

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CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com

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